PIONEER HIGH INCOME TRUST
                 -----------------------------------------------

                            AUCTION AGENCY AGREEMENT

                           dated as of July 12, 2002,

                     as amended and restated July [_], 2003

                                   Relating to

                         Auction Market Preferred Shares

                        Series M, Series W, and Series TH

                                       of

                            PIONEER HIGH INCOME TRUST
                 ----------------------------------------------
                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                as Auction Agent


                            AUCTION AGENCY AGREEMENT

         This Auction Agency Agreement (this "Agreement"), dated as of July 12, 2002 as amended and restated July [_], 2003, is by and between Pioneer High Income Trust, a Delaware statutory trust (the "Trust") and Deutsche Bank Trust Company Americas, a New York banking corporation.

         The Trust has issued the following series of preferred shares, designated as Auction Market Preferred Shares: 2,020 Series M Auction Market Preferred Shares, 2,020 Series W Auction Market Preferred Shares and [2,000] Series TH Auction Market Preferred Shares (collectively, the "AMPS"), pursuant to the Statement (as defined below).

         The Trust desires that Deutsche Bank Trust Company Americas perform certain duties as agent in connection with each Auction (as defined below) (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the AMPS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Trust hereby appoints Deutsche Bank Trust Company Americas as said Auction Agent.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Auction Agent agree as follows:

1.       Definitions and Rules of Construction.

1.1      Terms Defined By Reference to Statement.

         Capitalized terms not defined herein shall have the respective meanings specified in the Statement.

1.2      Terms Defined Herein.

         As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

(a) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

(b) "Agreement" shall mean the Agreement relating to one or more series of AMPS.

(c) "AMPS" shall mean the Series M preferred shares, $.0001 par value per share, Series W preferred shares, $.0001 par value per share, and Series TH preferred shares, $.0001 par value per share, of the Trust designated as its "Auction Market Preferred Shares."

(d) "Auction" shall have the meaning specified in Section 2.1 hereof.

(e) "Auction Procedures" shall mean the auction procedures constituting Part II of the form of Statement.

(f) "Authorized Officer" of the Auction Agent shall mean each Vice President, Assistant Vice President, and Associate of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Trust.

(g) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

(h) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

(i) "Statement" shall mean the Statement of Preferences of Auction Market Preferred Shares, as the same may be amended, supplemented or modified from time to time.

(j) "Trust Officer" shall mean the Chairman, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Vice President, each Assistant Secretary and each Assistant Treasurer of the Trust and every other officer or employee of the Trust designated as a "Trust Officer" for purposes hereof in a notice to the Auction Agent.

1.3      Rules of Construction.

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of the Agreement:

(a) words importing the singular number shall include the plural number and vice versa.

(b) the captions and headings herein are solely for convenience of reference and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

(c) the words "hereof", "herein", "hereto" and other words of similar import refer to the Agreement as a whole.

(d) all references herein to a particular time of day shall be to New York City time.

2.       The Auction.

2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

(a) The Board of Trustees of the Trust has adopted a resolution appointing Deutsche Bank Trust Company Americas as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this
Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for any Subsequent Rate Period of any series of AMPS for which the Applicable Rate is to be determined by auction. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

(b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

2.2      Preparation for Each Auction; Maintenance of Registry of Beneficial
Owners.

(a) Not later than seven days prior to the first Auction Date for the first series of AMPS subject to an Auction, the Trust shall provide the Auction Agent with a list of the Broker-Dealers. Not later than seven days prior to any Auction Date for any series of AMPS for which any change in such list of Broker-Dealers is to be effective, the Trust will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer; provided, however, that if the Trust proposes to designate any Special Rate Period of any series of AMPS pursuant to Section 3 of Part I of the Statement, not later than 11:00 A.M. on the Business Day next preceding the Auction next preceding the first day of such Rate Period or by such later time or date, or both, as may be agreed to by the Auction Agent, the Trust shall provide the Auction Agent with a list of the Broker-Dealers for such series and a manually signed copy of each Broker-Dealer Agreement or a new Schedule A to a Broker-Dealer Agreement (which Schedule A shall replace and supersede any previous Schedule A to such Broker-Dealer Agreement) with each Broker-Dealer for such series. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

(b) In the event that any Auction Date for any series of AMPS shall be changed after the Auction Agent shall have given the notice referred to in paragraph (a) of the Settlement Procedures, or after the notice referred to in Section 2.3 hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers for such series not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

(c) (i) The Auction Agent shall maintain a registry of the beneficial owners of the AMPS of each series who shall constitute Existing Holders of AMPS of such series for purposes of Auctions. The Auction Agent shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing AMPS of such series. The Auction Agent shall keep such registry current and accurate based on the information provided to it from time to time by the Broker-Dealer. The Trust shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of the AMPS of each series a list of the initial Existing Holders of the shares of each such series of AMPS, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of AMPS of any series (A) such list, (B) the results of Auctions, (C) notices from any Broker-Dealer as described in the first sentence of Section 2.2(c)(iii) hereof and (D) the results of any procedures approved by the Trust that have been devised for the purpose of determining the identities of Existing Holders in situations where AMPS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

(ii) In the event of any partial redemption of any series of AMPS, the Auction Agent shall, at least two Business Days prior to the next Auction for such series, request each Broker-Dealer to provide the Auction Agent with a list of Persons who such Broker-Dealer believes are Existing Holders after giving effect to such redemption based upon inquiries of the Persons reflected in such Broker-Dealer's records as Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of AMPS of such series such Broker-Dealer believes are owned by such Person after giving effect to such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Persons listed in its registry of Existing Holders as the beneficial owner of the number of AMPS of such series shown in such registry.

(iii) The Auction Agent shall be required to register a transfer of AMPS of any series from an Existing Holder of such AMPS only if such transfer is to another Existing Holder, or other Person if permitted by the Trust, and only if such transfer is made (A) pursuant to an Auction, or (B) the Auction Agent has been notified in writing (I) in a notice substantially in the form of Exhibit B to the Broker-Dealer Agreements by a Broker-Dealer of such transfer or (II) in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Trust, that purchased or sold such AMPS in an Auction of the failure of such AMPS to be transferred as a result of such Auction. The Auction Agent is not required to accept any notice described in clause (B) of the preceding sentence for an Auction unless the Auction Agent receives it by 3:30 P.M. on the Business Day preceding such Auction.

(d) The Auction Agent may, but shall have no obligation to, request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes are Existing Holders based upon inquiries of those Persons such Broker-Dealer's records indicate are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of such series of AMPS such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such AMPS to any Person other than the Trust and the Broker-Dealer that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (i) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (ii) it is advised by its counsel that its failure to do so would be unlawful or (iii) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

2.3      Auction Schedule.

         The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trust, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective.

TIME                            EVENT

By 9:30 A.M.                    Auction Agent advises the Trust and
                                Broker-Dealers of the applicable Maximum Rate and the Reference Rate(s) and Treasury Index
                                Rate(s), as the case may be, used in determining such Maximum Rate as set forth in Section 2.7 hereof.

9:30 A.M. - 1:30 P.M.           Auction  Agent assembles information
                                communicatedto it by Broker-Dealers as provided in Section 1(a) of the Auction Procedures.
                                Submission Deadline is 1:30 P.M.

Not earlier than 1:30 P.M.      Auction Agent makes determinations pursuant to
                                Section 3(a) of the Auction Procedures.

By approximately 3:30 P.M.      Auction Agent advises Trust of results of
                                Auction as provided in Section 3(b) of the Auction Procedures.

                                Submitted Bids and Submitted Sell Orders are accepted and rejected and AMPS allocated as provided in Section 4 of the Auction Procedures. Auction Agent gives notice of Auction results as set forth Section 2.4 hereof.

The Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures.

2.4      Notice of Auction Results.

         The Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Dividend Period for the related AMPS by telephone or through its Auction Processing System as set forth in paragraph (a) of the Settlement Procedures.

2.5      Broker-Dealers.

(a) Not later than 12:00 Noon on each Auction Date for any series of AMPS, the Trust shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers for such series pursuant to Section 2.6 of the Broker-Dealer Agreements for such series. The Auction Agent shall apply such moneys as set forth in Section 2.6 of each such Broker-Dealer Agreement.

(b) The Trust shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-Dealer, which consent shall not be unreasonably withheld.

(c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Trust, provided that at least one Broker-Dealer Agreement would be in effect for each series of AMPS after such termination.

(d) Subject to the Auction Agent's having consented to the selection of the relevant Broker-Dealer pursuant to Section 2.5(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements with one or more Broker-Dealers as the Trust shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Trust shall request, which schedules, among other things, shall set forth the series of AMPS to which such Broker-Dealer Agreement relates.

2.6      Special Rate Periods.

         The provisions contained in Section 3 of Part I of the Statement concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Trust and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

2.7      Determination of Maximum Rate.

(a) (i) On each Auction Date, the Auction Agent shall determine the Maximum Rate. If any "AA" Financial Composite Commercial Paper Rate, Treasury Index Rate or Reference Rate, as the case may be, is not quoted on an interest or bond equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Statement if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Fund as to the method of such conversion.

(ii) If any "AA" Financial Composite Commercial Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Financial Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Trust so that the Trust can determine whether to select a substitute Commercial Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Trust shall promptly advise the Auction Agent of any such selection.

(iii) If any Treasury Index Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Index Rate, the Auction Agent shall immediately notify the Trust so that the Trust can determine whether to select a substitute U.S. Government Securities Dealer or substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Trust shall promptly advise the Auction Agent of any such selection.

2.8      Ownership of Shares of AMPS.

         The Trust shall notify the Auction Agent if the Trust or any affiliate of the Trust acquires any AMPS of any series. Neither the Trust nor any affiliate of the Trust shall submit any Order in any Auction for AMPS, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Trust may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this Section 2.8, a Broker-Dealer shall not be deemed to be an affiliate of the Trust solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a director of the Trust. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.8.

2.9      Access to and Maintenance of Auction Records.

         The Auction Agent shall afford to the Trust, its agents, independent public accountants and counsel and the Broker-Dealers, access at reasonable times during normal business hours to review and make extracts or copies of all books, records, documents and other information concerning the conduct and results of Auctions (at no cost to the Auction Agent), provided that any such agent, accountant, counsel or Broker-Dealer shall furnish the Auction Agent with a letter from the Trust requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of six years after such Auction, and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder.

3.       The Auction Agent as Dividend and Redemption Price Disbursing Agent.

         The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of AMPS of any series (i) on each Dividend Payment Date for such series, dividends on the AMPS of such series, (ii) on any date fixed for redemption of AMPS of any series, the Redemption Price of any shares of such series called for redemption and (iii) any Late Charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Trust with which to pay such dividends, Redemption Price or Late Charge. The amount of dividends for any Rate Period for any series of AMPS to be paid by the Auction Agent to the Holders of such shares of such series will be determined by the Trust as set forth in Section 2 of Part I of the Statement with respect to such series. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Trust as set forth in
Section 9 of Part I of the Statement with respect to such series. The Trust shall notify the Auction Agent in writing of a decision to redeem shares of any series of AMPS at least five days prior to the date a notice of redemption is required to be mailed to the Holders of the shares to be redeemed by paragraph
(c) of Section 9 of Part I of the Statement. Such notice by the Trust to the Auction Agent shall contain the information required by paragraph (c) of Section 9 of Part I of the Statement to be stated in the notice of redemption required to be mailed by the Trust to such Holders.

4.       The Auction Agent as Transfer Agent and Registrar.

4.1      Issue of Stock or Shares Certificates.

         Upon the Date of Original Issue of each series of AMPS, one or more certificates representing all of the shares of such series issued on such date shall be issued by the Trust and, at the request of the Trust, registered in the name of Cede & Co. and countersigned by the Auction Agent.

4.2      Registration of Transfer of Shares.

         Shares of each series of AMPS shall be registered solely in the name of the Securities Depository or its nominee.

4.3      Removal of Legend on Restricted Shares.

         All requests for removal of legends on AMPS of any series indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover of a letter from a Trust Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

4.4      Lost Stock or Share Certificates.

         The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Trust and the Auction Agent, subject at all times to provisions of law, the Declaration and By-Laws of the Trust governing such matters and resolutions adopted by the Trust with respect to lost securities. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Trust to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Trust to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Trust.

4.5      Disposition of Cancelled Certificates; Record Retention.

         The Auction Agent shall retain all stock or share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. The Trust shall also undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records.

4.6      Stock or Record Books.

         For so long as the Auction Agent is acting as the transfer agent for any series of AMPS pursuant to the Agreement, it shall maintain a stock or record book containing a list of the Holders of the AMPS of each such series. In case of any request or demand for the inspection of the stock or record books of the Trust or any other books in the possession of the Auction Agent, the Auction Agent will notify the Trust and secure instructions as to permitting or refusing such inspection. The Auction Agent reserves the right, however, to exhibit the stock or record books or other books to any Person if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

4.7      Return of Funds.

         Any funds deposited with the Auction Agent hereunder by the Trust for any reason, including but not limited to redemption of AMPS of any series, that remain unpaid after sixty days shall be repaid to the Trust upon the written request of the Trust.

5.       Representations and Warranties.

5.1      Representations and Warranties of the Trust.

         The Trust represents and warrants to the Auction Agent that:

(a) the Trust is duly organized and existing statutory trust in good standing under the laws of the State of its organization and has full trust power or all requisite power to execute and deliver the Agreement and to authorize, create and issue the AMPS of each series, and the AMPS of each series when issued, will be duly authorized, validly issued, fully paid and nonassessable;

(b) the Agreement has been duly and validly authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust;

(c) the form of the certificate evidencing the AMPS of each series complies or will comply with all applicable laws of the State of its organization;

(d) when issued, the AMPS of each series will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of the Agreement or will have been required in connection with the issuance of AMPS of each series;

(e) the execution and delivery of the Agreement and the issuance and delivery of the AMPS of each series do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Declaration or the By-Laws of the Trust, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Trust or the Trust and its subsidiaries taken as a whole; and

(f) no taxes are payable upon or in respect of the execution of the Agreement or the issuance of the AMPS of any series.

5.2      Representations and Warranties of the Auction Agent.

         The Auction Agent represents and warrants to the Trust that:

(i) the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

(ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

6.       The Auction Agent.

6.1      Duties and Responsibilities.

(a) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any Person, other than the Trust, by reason of the Agreement.

(b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in the Agreement, and no implied covenants or obligations shall be read into the Agreement against the Auction Agent.

(c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under the Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining the pertinent facts.

6.2      Rights of the Auction Agent.

(a) The Auction Agent may conclusively rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Trust or with the Broker-Dealers or both.

(b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

(e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

6.3      Compensation, Expenses and Indemnification.

(a) The Trust shall pay the Auction Agent an annual fee as compensation for all services rendered by it under the Agreement and the Broker-Dealer Agreements as the Trust and the Auction Agent have agreed to from time to time.

(b) The Trust shall reimburse the Auction Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of the Agreement and the Broker-Dealer Agreements (including the compensation and the reasonable expenses and disbursements of its agents (unless such agent is providing a service for which the Auction Agent is already being compensated by the Trust) and counsel), except any expense or disbursement attributable to its negligence or bad faith. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) The Trust shall indemnify the Auction Agent for and hold it harmless against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with its agency under the Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any such claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder.

6.4      Auction Agent's Disclaimer.

         The Auction Agent makes no representation as to the validity or adequacy of the Agreement, the Broker-Dealer Agreements or the AMPS of any series except that the Auction Agent hereby represents that the Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent.

7.       Miscellaneous.

7.1      Term of Agreement.

(a) The term of the Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Trust may terminate the Agreement at any time by so notifying the Auction Agent, provided that the Trust has entered into an agreement in substantially the form of the Agreement with a successor Auction Agent. The Auction Agent may terminate the Agreement upon written notice to the Trust on the date specified in such notice, which date shall be no earlier than 45 days after the date of delivery of such notice.

(b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Trust and the Auction Agent under the Agreement with respect to any series of AMPS shall cease upon termination of the Agreement with respect to such series. The Trust's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.4 hereof shall survive the termination of the Agreement with respect to any series of AMPS. Upon termination of the Agreement with respect to any series of AMPS, the Auction Agent shall, at the Trust's request, promptly deliver to the Trust copies of all books and records maintained by it with respect to AMPS in connection with its duties hereunder and to any successor Auction Agent any funds then held by the Auction Agent for the benefit of the Holders of AMPS or the Trust.

7.2      Communications.

         Except for (i) communications authorized to be by telephone pursuant to the Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Trust:                    Pioneer High Income Trust
                                    Dorothy Bourassa
                                    Assistant Secretary
                                    c/o Pioneer Investment Management, Inc.
                                    60 State Street
                                    Boston MA 02109
                                    Telecopier No.: (617) 422-4223
                                    Telephone No.:  (617) 422-4980

If to the Auction Agent:            Deutsche Bank Trust Company Americas
                                    Rob Sandt
                                    Corporate Trust Agency Services
                                    27th Floor, MS NYC60, 2715
                                    60 Wall Street
                                    New York, NY 10005
                                    Telecopier No.: (212) 250-6682
                                    Telephone No.: (212) 797-8600

         Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Trust by a Trust Officer and on behalf of the Auction Agent by telephone (confirmed by telecopy or in writing) by an Authorized Officer.

7.3      Entire Agreement.

         The Agreement (including the Auction and Settlement Procedures incorporated herein) contains the entire agreement between the parties relating to, and superseding any prior agreement between the parties relating to, the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Auction Agent.

7.4      Benefits.

         Nothing herein, express or implied, shall give to any Person, other than the Trust, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

7.5      Amendment; Waiver.

(a) The Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

(b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

7.6      Successors and Assigns.

         The Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Trust and the Auction Agent.

7.7      Severability.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

7.8      Disclosure of Information.

         The Auction Agent agrees that it will not disclose or use any "non-public personal information" about the Fund's shareholders other than such uses or disclosures as are permitted by Regulation S-P under Section 504 of the Gramm-Leach Biley Act ("Regulation S-P"). "Nonpublic personal information" about a shareholder shall mean: (i) personally identifiable financial information;
(ii) any list, description, or other grouping of consumers that is derived from using any personally identifiable information that is not publicly available; and (iii) any other information that a Customer or the Transfer Agent is prohibited from using or disclosing pursuant to Regulation S-P.

7.9      Governing Law.

         The Agreement shall be governed by and construed in accordance with the laws of the State of New York.


         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Trust and the Auction Agent in accordance with its terms.


                            PIONEER HIGH INCOME TRUST


                            By:  __________________________________
                                 Name
                                 Title


                            DEUTSCHE BANK TRUST COMPANY AMERICAS


                            By:  __________________________________
                                 Name
                                 Title

                                                                       EXHIBIT A

                                     FORM OF
                             BROKER-DEALER AGREEMENT



[To be provided]

                                                                       EXHIBIT B


                              SETTLEMENT PROCEDURES

         The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agency Agreement and each Broker-Dealer Agreement. Nothing contained in this Appendix constitutes a representation by the Trust that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party.

(a) On each Auction Date, the Auction Agent shall notify by telephone the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an order on behalf of any Existing Holder or Potential Holder of:

(i)     the Applicable Rate fixed for the next succeeding Dividend Period;

(ii) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

(iii) if such Broker-Dealer (a "Seller's Broker-Dealer") submitted a Bid or Sell Order on behalf of an Existing Holder, the number of shares, if any, of AMPS to be sold by such Existing Holder;

(iv) if such Broker-Dealer (a "Buyer's Broker-Dealer") submitted a Bid on behalf of a Potential Holder, the number of shares, if any, of AMPS to be purchased by such Potential Holder;

(v) if the aggregate number of AMPS to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of AMPS to be purchased by all potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of AMPS and the number of such shares to be purchased from one or more Existing Holders on whose behalf such Broker-Dealer acted by one or more Potential Holders on whose behalf each of such Buyer's Broker-Dealers acted;

(vi) if the aggregate number of AMPS to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate number of AMPS to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker Dealers ( and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of AMPS and the number of such shares to be sold to one or more Potential holders on whose behalf such Broker-Dealer acted by one or more Existing Holders on whose behalf each of such Seller's Broker-Dealers acted; and

(vii) the Auction Date of the next succeeding Auction with respect to the AMPS.

(b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

(i) in the case of a Broker-Dealer that is a Buyer's Broker-Dealer, instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay to such Broker - Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of AMPS to be purchased pursuant to such Bid against receipt of such shares and advise such Potential Holder of the Applicable Rate for the next succeeding Dividend Period;

(ii) in the case of a Broker - Dealer that is a Seller's Broker-Dealer, instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, to instruct such Existing Holder's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of AMPS to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold AMPS of the Applicable Rate for the next succeeding Dividend Period;

(iii) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

(iv) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

(v) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

(c) On the basis of the information provided to it pursuant to (a) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Holder or an Existing Holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocated any funds received by it pursuant to (b)(i) above and any AMPS received by it pursuant to (b)(ii) above among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (a)(v) or
(a)(vi) above.

(d) On each Auction Date:

(i) each Potential Holder and Existing Holder shall instruct its Agent Member as provided in (b)(i) or (ii) above, as the case may be;

(ii) each Seller's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to
        (A) pay through the Securities Depository to the Agent Member of the Existing Holder delivering shares to such Broker-Dealer pursuant to (b)(ii) above the amount necessary to purchase such shares against receipt of such shares, and (B) deliver such shares through the Securities Depository to a Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to (a)(v) above against payment therefor; and

(iii) each Buyer's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to a Seller's Broker-Dealer (or its Agent Member) identified pursuant to (a)
        (vi) above the amount necessary to purchase the shares to be purchased pursuant to (b) (i) above against receipt of such shares, and (B) deliver such shares through the Securities Depository to the Agent Member of the purchaser thereof against payment therefor.

(e) On the day after the Auction Date:

(i) each Bidder's Agent Member referred to in (d) (i) above shall instruct the Securities Depository to execute the transactions described under (b) (i) or (ii) above, and the Securities
        Depository shall execute such transactions;

(ii) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d) (ii) above, and the Securities Depository shall execute such transactions; and

(iii) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d) (iii) above, and the Securities Depository shall execute such transactions.

(f) If an Existing Holder selling AMPS in an Auction fails to deliver such shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which it submitted a Bid that was accepted a number of whole AMPS that is less than the number of shares that otherwise was to be purchased by such Potential Holder. In such event, the number of AMPS to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser number of shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (f), any delivery or non-delivery of shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.